As filed with the Securities and Exchange Commission on July 22, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
__________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________________

GREAT AJAX CORP.

(Exact Name of Registrant as Specified in its Charter)

__________________________

Maryland	47-1271842
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

__________________________

9400 SW Beaverton-Hillsdale Hwy,

Suite 131

Beaverton, OR 97005

503-505-5670

(Address of principal executive offices)
__________________________

2014 Director Equity Plan

2016 Equity Incentive Plan

(Full title of the Plans)

__________________________

Lawrence Mendelsohn

Chairman and Chief Executive Officer

9400 SW Beaverton-Hillsdale Hwy, Suite 131

Beaverton, OR 97005

503-505-5670

(Name, Address, including zip code, and telephone number, including area code, of agent for service)
__________________________

Copies of all correspondence to:

Lawrence Mendelsohn Chairman and Chief Executive Officer 9400 SW Beaverton-Hillsdale Hwy, Suite 131 Beaverton, OR 97005 Tel: (503) 505-5670	Anna T. Pinedo, Esq. Brian D. Hirshberg, Esq. Morrison & Foerster LLP 250 West 55th Street New York, NY 10019 Tel: (212) 468-8000

__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “large accelerated filer” and “accelerated filer” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
2014 Director Equity Plan
Common stock, $0.01 par value per share	100,000 shares(1)	$13.86	$1,386,000	$139.57
2016 Equity Incentive Plan
Common stock, $0.01 par value per share	896,227 shares(1)(2)	$13.86	$12,421,706.22	$1,250.87

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.01 per share (“Common Stock”), that become issuable under the Registrant’s 2014 Director Equity Plan (the “2014 Plan”) or the 2016 Equity Incentive Plan (the “2016 Plan” and together with the 2014 Plan, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents the maximum amount of shares of Common Stock issuable under the 2016 Plan as of June 30, 2016. Pursuant to the 2016 Plan, the maximum number of shares of Common Stock reserved for grant of awards thereunder is equal to 5% of the shares of Common Stock issued and outstanding from time to time on a fully-diluted basis. Solely for purposes of calculating the amount to be registered hereunder, we estimate that the amount of shares of Common Stock issued and outstanding on a fully diluted basis is equal to 17,924,523.

(3)	Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of our Common Stock as reported on the New York Stock Exchange on July 19, 2016.

PART I

The information required by Part I is included in the documents sent or given to participants in the Plans pursuant to Rule 428(b)(1) under the Securities Act.  In accordance with Rule 428 and the requirements of Part I of the Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Registrant shall furnish the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Great Ajax Corp. (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 29, 2016;

•	all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 29, 2016; and

•	the description of the Company’s common stock contained in the Company’s registration statement on Form 8-A, filed with the Commission on February 10, 2015, including any amendments or reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description	Method of Filing

4.1	Articles of Amendment and Restatement.	Incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement (File No. 377-00787) on Form S-11 confidentially submitted to the Commission on September 23, 2014.
4.2	Amended and Restated Bylaws.	Incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement (File No. 377-00787) on Form S-11 confidentially submitted to the Commission on September 23, 2014.
5.1	Opinion of Morrison & Foerster LLP.	Filed herewith.
10.1	2014 Director Equity Plan.	Incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement (File No. 377-00787) on Form S-11 confidentially submitted to the Commission on September 23, 2014.
10.2	2016 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on June 7, 2016.
23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).	Filed herewith.
23.2	Consent of Moss Adams LLP.	Filed herewith.
24.1	Powers of Attorney (included on signature page).	Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beaverton, Oregon on July 22, 2016.

GREAT AJAX CORP.

By:	/s/ Lawrence Mendelsohn
Lawrence Mendelsohn
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints each of Lawrence Mendelsohn, Russell Schaub and Mary Doyle his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated:

Name	Capacity	Date
/s/ Larry Mendelsohn Larry Mendelsohn	Chairman and Chief Executive Officer (principal executive officer)	July 19, 2016

/s/ Mary Doyle Mary Doyle	Chief Financial Officer (principal financial officer and principal accounting officer)	July 19, 2016

/s/ Steven L. Begleiter Steven L. Begleiter	Director	July 18, 2016

/s/ John C. Condas John C. Condas	Director	July 18, 2016

/s/ Paul Friedman Paul Friedman	Director	July 19, 2016

/s/ Jonathan Bradford Handley, Jr. Jonathan Bradford Handley, Jr.	Director	July 19, 2016

/s/ J. Kirk Ogren, Jr. J. Kirk Ogren, Jr.	Director	July 18, 2016

/s/ Russell Schaub Russell Schaub	Director	July 18, 2016